Exhibit 99.4

Rule 802 Legend

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Articles of Incorporation

NIPPON EXPRESS HOLDINGS, INC.

Articles of Incorporation

Section I General Provisions

(Trade Name)

Article 1 The name of the company shall be NIPPON EXPRESS Horudeingusu Kabushiki Kaisha in Japanese and NIPPON EXPRESS HOLDINGS, INC. in English (hereinafter, the “Company”).

(Purposes)

Article 2 The purpose of the Company shall be to control and manage the business activities of companies (including overseas companies), partnerships (including the equivalent to partnerships overseas), and other equivalent business entities engaged in the following businesses through the ownership of shares or equity interests in said companies.

(1) Railroad freight forwarding business

(2) Truck transportation business

(3) Truck freight forwarding business

(4) Marine transportation business

(5) Coastal shipping business

(6) Harbor Transportation Business

(7) NVOCC marine transportation services

(8) Air freight forwarding business and air freight forwarding agency services

(9) Transportation business and freight forwarding other than as listed above

(10) Warehousing business

(11) Customs-clearance business

(12) Construction business

(13) Transportation, construction and installation of heavy goods and any incidental business thereto

(14) Security services business

(15) Waste disposal and waste collection and transportation businesses

(16) Specified correspondence delivery services business

(17) Sale of goods, import and export business, brokerage business, and related agency business

(18) Production, assembly, repair and processing related to the above

(19) Non-life insurance agency business and life insurance solicitation business

(20) Manufacture and sales of petroleum, oils and fats, and liquefied petroleum gas

(21) Packing business and other related businesses

(22) Sales, leasing, brokerage and appraisal of real estate

(23) Design, management, and consulting related to civil engineering and construction

(24) Comprehensive building management

(25) Business related to power generation and sales

(26) Acquisition, planning, development, and sales of intangible property rights, including industrial property right, copyrights, expert knowledge, systems engineering, and other software

(27) Information asset management business

(28) Temporary staffing and placement business

(29) Business contracting

(30) Investment in and financing of the businesses listed in the above items

(31) All businesses incidental and related to the above items

2	The Company may engage in each of the business described in the preceding paragraph and all businesses incidental or related thereto.

(Head Office Location)

Article 3 The head office of the Company shall be located in in Chiyoda-ku, Tokyo.

(Method of Public Notice)

Article 4 The method of public notice of the Company shall be via electronic public notice. Provided, however, in the event that electronic public notice cannot be given due to an accident or other unavoidable reason, public notices shall be made in the Tokyo edition of the Nihon Keizai Shimbun.

Section II Shares

(Total Number of Authorized Shares)

Article 5 The total number of authorized shares of the Company shall be 340 million shares.

(Number of Shares per Trading Unit)

Article 6 The number of shares per trading unit of the Company shall be 100 shares.

(Rights to Shares of Less Than One Trading Unit)

Article 7 Shareholders of the Company may not exercise rights with respect to shares owned of less than one trading unit other than as described below.

(1)	Rights enumerated under each item of Article 189-2 of the Companies Act

(2)	Rights to make a request pursuant to the provisions of Article 166-1 of the Companies Act

(3)	Rights to receive an allotment of shares for subscription and allotment of share options for subscription in proportion to the number of shares held by the shareholder

(4)	Rights to make a request pursuant to the following articles

(Additional Purchase of Shares of Less Than One Trading Unit)

Article 8 Any shareholder of the Company may, pursuant to Share Handling Regulations, request that the Company sell to him/her the number of shares that, together with the number of shares constituting less than one trading unit held by him/her, will constitute one trading unit of shares.

(Administrator of Shareholder Registry)

Article 9 The Company shall appoint a shareholder registry administrator.

2	The administrator of the shareholder registry and the place of handling the affairs thereof shall be specified by a resolution of the board of directors and published via public notice.

3

Preparation and keeping of the Company’s shareholder registry and/or registry of stock acquisition rights, as well as other administrative tasks related to the shareholder registry and register of stock acquisition rights shall be entrusted to the administrator of the shareholder registry and shall not be performed by the Company.

(Share Handling Regulations)

Article 10 Handling, etc., and fees concerning shares of the Company shall be governed by the Share Handling Regulations established by the Board of Directors, in addition to the provisions of laws and regulations or these Articles of Incorporation.

Section III General Meeting of Shareholders

(Convocation)

Article 11 The ordinary general meeting of shareholders of the company shall be convened within three months from the day following the conclusion of each business year, and any extraordinary general meetings of shareholders shall be called as necessary.

(Record Date of Ordinary General Meeting of Shareholders)

Article 12 The record date for voting rights at the Company’s ordinary general meeting of shareholders shall be December 31 of each year.

(Convener and Chairperson)

Article 13 Except as otherwise provided for in laws and regulations, general meetings of shareholders shall be convened by the president of the Company per resolution of the board of directors. In the event that the president is unable to attend to his/her duties, other directors, in the order appointed by the board of directors in advance, shall convene the general meeting of shareholders.

2

The president of the Company shall serve as chair the general meeting of shareholders. In the event that the president is unable to attend to his/her duties, other directors, in the order appointed by the board of directors in advance, shall chair the general meeting of shareholders.

(Provision Through Electronic Means)

Article 14 The Company shall take measures for electronic provision as provided in Article 325-2 of the Companies Act.

2.

The Company shall not be required to include in the document delivered pursuant to the provisions of Article 325-5.2 of the Companies Act all or part of the matters specified by the applicable Ordinance of the Ministry of Justice among the matters to be provided electronically as provided in Article 325-5.1 of the same act.

(Internet Disclosure as Deemed Provision of Reference Documents for General Meetings of Shareholders)

Article 14-2 The Company may, when convening a general meeting of shareholders, deem that it has provided information pertaining to matters to be stated or indicated in the reference documents for general meetings of shareholders, business reports, financial statements and consolidated financial statements to shareholders by disclosing such information by means of the internet in accordance with the applicable Ordinance of the Ministry of Justice.

(Exercise of Voting Rights by Proxy)

Article 15 Shareholders may exercise voting rights on behalf of one other shareholder who holds voting rights of the company.

2	In the case of the preceding paragraph, the shareholder or proxy shall submit to the Company a document evidencing the authority of proxy at each general meeting of shareholders.

(Method of Resolution)

Article 16 Excluding when otherwise provided for by laws, regulations and these Articles of Incorporation, the resolutions of a shareholders meeting shall be passed by a majority of the voting rights of shareholders able to exercise voting rights in attendance.

2

Except as otherwise provided in these Articles of Incorporation, resolutions of the general meeting of shareholders as provided for in Article 309-2 of the Companies Act shall be adopted by a resolution of the general meeting of shareholders at which shareholders holding one-third or more of the voting rights of shareholders who are entitled to exercise their voting rights are present and by a vote representing two-thirds or more of the voting rights of the shareholders present.

Section IV Directors and Board of Directors

(Establishment of Board of Directors)

Article 17 The Company shall establish a board of directors.

(Number of Directors)

Article 18 The number of directors on the Company’s board of directors shall not exceed 15.

(Election of Directors)

Article 19 Directors shall be elected by resolution of the general meeting of shareholders.

2

The election of company directors shall be undertaken by one-third or more of the voting rights of shareholders able to exercise voting rights in attendance and by a majority of the voting rights of shareholders in attendance.

3	Resolutions regarding the election of directors shall not be made by cumulative voting.

(Director Term of Office)

Article 20 The term of office for directors shall expire on the conclusion of the ordinary general meeting of shareholders related to the last fiscal year ending within one year of the election of the director in question.

(Representative Directors and Executive Directors)

Article 21 The Company’s board of directors shall appoint representative directors by board resolution.

2	Each representative director shall represent the Company.

3	The board of directors may, by resolution, select one president, and, if necessary, one chairman and several executive vice presidents, senior managing directors, and managing directors.

(Convener and Chairperson of Board of Director Meetings)

Article 22 Except as otherwise provided by laws and regulations, meetings of the board of directors shall be convened and chaired by a director previously determined by the board of directors. In the event that the director in question is unable to attend to his/her duties, another director, in the order appointed by the board of directors in advance, shall chair the board of directors meeting.

(Notice of Convocation of Board of Director Meetings)

Article 23 A notice of the convening of a meeting of the board of directors shall be sent to each director and member of the Audit & Supervisory Board no later than three days prior to the date of the meeting. Provided, however, that such period may be shortened in case of an emergency.

2	A board of directors meeting may be held without convocation procedures with the consent of all directors and members of the Audit & Supervisory Board.

(Board of Director Regulations)

Article 24 Matters related to the board of directors shall be determined according to laws and regulations, these Articles of Incorporation, and regulations as determined by the board of directors.

(Method of Resolutions by the Board of Directors)

Article 25 Resolutions at meetings of the board of directors shall be adopted by a majority of the directors present and voting.

(Omission of Resolutions of Board of Director Meetings)

Article 26 In the event that the requirements of Article 370 of the Companies Act are satisfied, the Company shall be deemed to have passed a resolution of the board of directors.

(Director Exemption From Liability)

Article 27 The Company may, by a resolution of the board of directors, exempt any director (including persons who were directors) from the liability for damages arising from a neglect of duty as provided for in Article 426-1 of the Companies Act and to the extent permitted by laws and regulations.

2

The Company may enter into an agreement with directors (excluding persons who are executive directors, etc.) to limit their liability for damages arising from a neglect of duty as provided for in Article start 427-1 of the Companies Act. Provided, however, that the maximum amount of liability based on said agreements shall be the amount stipulated by laws and regulations.

Section V Members of the Audit & Supervisory Board and the Audit & Supervisory Board

(Establishment of Members of the Audit & Supervisory Board and the Audit & Supervisory Board)

Article 28 The Company shall establish members of the Audit & Supervisory Board and an Audit & Supervisory Board.

(Number of Members of the Audit & Supervisory Board)

Article 29 The number of members on the Company’s Audit & Supervisory Board shall not exceed five.

(Election of Members of the Audit & Supervisory Board)

Article 30 Members of the Audit & Supervisory Board shall be elected by resolution of the general meeting of shareholders.

2

The election of Company members of the Audit & Supervisory Board shall be undertaken by one-third or more of the voting rights of shareholders able to exercise voting rights in attendance and by a majority of the voting rights of shareholders in attendance.

(Audit & Supervisory Board Member Term of Office)

Article 31 The term of office for members of the Audit & Supervisory Board shall expire on the conclusion of the ordinary general meeting of shareholders related to the last fiscal year ending within four years of the election of the member in question.

2

The term of office of a member of the Audit & Supervisory Board elected to fill a vacancy of a member of the Audit & Supervisory Board who retires before the expiration of his/her term of office shall expire at the time of the expiration of the term of office of the retired director who served as a member of the Audit & Supervisory Board.

(Full-Time Members of the Audit & Supervisory Board)

Article 32 The Audit & Supervisory Board shall select members from among the Audit & Supervisory Board to serve as full-time members.

(Notice of Convocation of Audit & Supervisory Board Meetings)

Article 33 A notice of the convening of a meeting of the Audit & Supervisory Board shall be sent to each member of the Audit & Supervisory Board no later than three days prior to the date of the meeting. Provided, however, that such period may be shortened in case of an emergency.

2	An Audit & Supervisory Board meeting may be held without convocation procedures with the consent of all members of the Audit & Supervisory Board.

(Audit & Supervisory Board Regulations)

Article 34 Matters related to the Audit & Supervisory Board shall be determined according to laws and regulations, these Articles of Incorporation, and regulations as determined by the Audit & Supervisory Board.

(Method of Resolutions by the Audit & Supervisory Board)

Article 35 Excluding where otherwise provided by laws and regulations, the resolutions of the Audit & Supervisory Board shall be passed by a majority of members of the Audit & Supervisory Board.

(Audit & Supervisory Board Member Exemption From Liability)

Article 36 The Company may, by a resolution of the board of directors, exempt any member of the Audit & Supervisory Board (including persons who were members of the Audit & Supervisory Board) from the liability for damages provided for in Article 426-1 of the Companies Act to the extent permitted by laws and regulations.

2

The Company may enter into an agreement with members of the Audit & Supervisory Board to limit their liability for damages arising from a neglect of duties as provided for in Article 427-1 of the Companies Act, if such agreement meets the requirements stipulated in laws and regulations. Provided however, that the maximum amount of liability based on said agreements shall be the amount stipulated by laws and regulations.

Section VI Independent Auditor

(Establishment of an Independent Auditor)

Article 37 The Company shall establish an independent auditor.

(Selection of Independent Auditor)

Article 38 An independent auditor shall be selected by resolution of the general meeting of shareholders.

(Independent Auditor Term of Service)

Article 39 The term of service for an independent auditor shall expire on the conclusion of the ordinary general meeting of shareholders related to the last fiscal year ending within one years of the selection of the independent auditor in question.

2

The independent auditor shall be deemed as having been reappointed at the ordinary general meeting of shareholders absent a resolution to the contrary at the ordinary general meeting of shareholders as provided in the preceding paragraph.

Section VII Accounts

(Business Year)

Article 40 The business year of the Company shall commence on January 1 end on December 31.

(Decision-Making Body for Dividends From Surplus)

Article 41 Unless otherwise provided for in laws and regulations, the Company may determine matters as described under each item in Article 459-1 of the Companies Act via board of director resolution.

(Record Date for Dividends From Surplus)

Article 42 The record date for year-end dividends of the Company shall be December 31 of each year.

2	The record date for interim dividends of the Company shall be June 30 of each year.

3	In addition to the preceding two paragraphs, dividends from surplus may be paid by setting a record date.

(Exclusion Period for Dividends)

Article 43 In cases in which if the dividends property is cash and the dividends have not been received after three full years from the date of commencement of payment, the Company shall be relieved of the obligation to pay such dividends.

2	No interest shall be paid on unpaid year-end or interim dividends.

Supplementary Provisions

(Inaugural Business Year)

Article 1 Notwithstanding the provisions of Article 40(Business Year), the inaugural business year of the Company shall be from the date of incorporation of the Company to December 31, 2022.

(Initial Remuneration, Etc., of Directors)

Article 2 The total amount of remuneration, etc., to be paid in cash to the directors of the Company from the date of incorporation of the Company to the close of the ordinary general meeting of shareholders related to the fiscal year ending on December 31, 2023 shall not exceed 660 million yen per year (not including employee salaries for directors who serve concurrently as employees). The Company may bear the cost of company housing and other expenses necessary for business within the scope of this total amount.

2.

Of the remuneration, etc., to be paid to Company directors (excluding outside directors and non-residents of Japan) and executive officers (excluding non-residents in Japan; “Company Directors, Etc.”), details of the stock-based compensation (“Plan”) to be paid as remuneration, etc., covering the period from the date of establishment of the Company to the fiscal year ending on December 31, 2023 are as described hereafter. Remuneration based on this Plan shall be separate from that provided under Paragraph 1 of this Article.

(1) Plan overview

This Plan is a performance-linked stock compensation plan under which Company stock shall be acquired by a trust (the trust established under this Plan to be referred to as “Trust,” below) using money contributed by Nippon Express Co., Ltd. (“Nippon Express”) before January 3, 2022, as a source of funds, delivered or paid to Company Directors, Etc. and Nippon Express directors, etc. (Nippon Express directors (excluding outside directors and non-residents of Japan) and executive officers (excluding non-residents of Japan); Company directors, etc. and Nippon Express directors, etc., collectively referred to as “Eligible Directors, Etc.” below) as Company stock or cash equivalent to the proceeds from the conversion of Company shares (“Share Delivery, Etc.”).

Further, this Plan is a stock-based compensation plan identical in content to the stock-based compensation plan approved at the 113th Ordinary General Meeting of Shareholders of Nippon Express. The Company shall, as of January 4, 2022, succeed the contractual status, rights, and obligations of Nippon Express related to the Director Stock Compensation Trust Agreement executed between Nippon Express and Mitsubishi UFJ Trust and Banking Corporation, etc., and dated August 31, 2016 (the trust period related to the trust agreement in question has been extended as of August 5, 2019).

(2) Maximum amount of funds to be contributed to the Trust

Nippon Express shall contribute funds up to a total of 800 million yen as remuneration for Directors, Etc. serving for the trust period, such funds representing the necessary funds covering the eligible evaluation period of five fiscal years from the fiscal year ending March 31, 2020 to the fiscal year ending March 31, 2024, and shall establish the Trust for Directors, Etc. who are beneficiaries fulfilling the beneficiary requirements. The Company shall succeed the contractual status, rights, and obligations of Nippon Express in relation to the Trust as described in (1) above (provided, however, that (i) if a resolution at the 115th Ordinary General Meeting of Shareholders of Nippon Express is approved that includes making December 31 that last day of the business year of Nippon Express, then promptly thereafter; and (ii) if such resolution is not approved, the conclusion of the evaluation period shall be changed to the fiscal year ending December 31, 2023, at which time the Company shall make the succession as provided in (1) above simultaneously.).

The Company may continue this Plan by establishing a new evaluation period of five fiscal years after the end of the fiscal year ending December 31, 2023, and the same shall apply thereafter. Upon continuation of the Plan, the Trust may be extended, rather than establishing a new trust, by amending the trust agreement and making additional monetary contributions. The maximum amount of funds to be contributed or added upon continuation of this Plan shall be 800 million yen per trust period, and the extended trust period shall be five years in principle. Provided, however, that when providing said additional contributions, if Company shares (excluding Company shares corresponding to points granted to Eligible Directors, Etc. for which delivery has not been completed) and cash remain in the trust as of the last day of the trust period prior to extension of the trust period (“Remaining Shares, Etc.”), the combined amount of such Remaining Shares, Etc. and additionally contributed funds shall be 800 million yen per trust period.

(3) Calculation method and maximum number of Company shares subject to Share Delivery, Etc. to Eligible Directors, Etc.

The number of Company shares subject to Share Delivery, Etc., to Eligible Directors, Etc., shall be calculated based on points granted in accordance with respective positions, achievement of performance targets, etc.

First, on the date established as the basis date of each fiscal year within the evaluation period, the number of base points (“Base Points”) for the fiscal year in question established according to position shall be granted to Eligible Directors, Etc., who have met the prescribed requirements. Base Points will increase or decrease in accordance with the degree of achievement of each performance target, including Company consolidated revenues and consolidated operating income for the fiscal year to which the Base Points in question relate, by means of which the number of points for the fiscal year in question (“Annual Points”) will be determined. (The process of determining Annual Points shall be referred to as “Annual Performance Evaluation” below.) Annual Points shall accumulate throughout the evaluation period that includes the fiscal year to which the points in question relate. Provided, however, that if Eligible Directors, Etc., commits an act in violation of the law, or in violation of Company or Nippon Express internal rules, or an act deemed inappropriate in light of the objectives of this Plan to improve Company Group corporate value and shareholder value over the medium to long term, the granting of points may be suspended, in part or in whole, or such points earned may be confiscated in part or in whole.

After the end of the evaluation period, the total number of Annual Points (including Annual Points for the year in question (or the fiscal year ending prior to December 31, 2021, in the event that a resolution is passed at the 115th ordinary general shareholders meeting of Nippon Express that includes a change of fiscal year end for Nippon Express to December 31) for persons among Eligible Directors, Etc., granted Annual Points related to the Nippon Express fiscal year ending prior to March 31, 2022) accumulated during the evaluation period in question shall be increased or decreased according to the degree of achievement of each performance target throughout the evaluation period, including Company or Nippon Express consolidated revenues, consolidated operating income, and consolidated return on equity (ROE), etc., by means of which the final number of points for the evaluation period in question shall be determined. (This process of determining the final number of points shall be referred to as “Medium-Term Performance Evaluation” below.)

The range of increase or decrease in accordance to the degree of achievement of performance targets shall be from 0% to 150%, using 100% established as a standard for the degree of achievement of performance targets for the Annual Performance Evaluation and Medium-Term Performance Evaluation overall.

Each point shall correspond to one share of common stock of the Company*, and Eligible Directors, Etc., who satisfy requirements as beneficiaries shall receive Share Delivery, Etc., corresponding to the number of points held by such Eligible Directors, Etc., after the end of the Evaluation Period (see (4) below).

The maximum number of Company shares (points) subject to Share Delivery, Etc. under this Plan for a single fiscal year shall be 23,000 shares (23,000 points). Therefore, the maximum number of Company shares attributable to the Trust for each trust period of five fiscal years shall be 115,000 shares (115,000 points), which is equivalent to the number obtained by multiplying the number of Company shares subject to Share Delivery, Etc. corresponding to a single fiscal year by five, which is the number of fiscal years of the evaluation period.

*

If a stock split or reverse stock split occurs during the trust period and it is deemed fair to adjust the number of points corresponding to Company shares, the corresponding number of Company shares per point shall be adjusted in accordance with the split ratio, reverse stock split ratio, etc.

(4) Timing and details of Share Delivery, Etc. to Eligible Directors, Etc.

As a rule, Eligible Directors, Etc. who satisfy requirements as a beneficiary shall receive Share Delivery, Etc. after the end of the evaluation period in question.

With respect to details of Share Delivery, Etc., to Eligible Directors, Etc., Company stock corresponding to half of the points held by said Eligible Directors, Etc. (rounded down for shares of less than one trading unit) shall be delivered, while the number of Company shares corresponding to remaining points shall be converted by the Trust and delivered in a converted cash equivalent for use in paying income taxes, etc. (The Company shall pay tax on the amount converted to cash, providing the remaining amount after tax payment to Eligible Directors, Etc.)

In the event that an individual Eligible Directors, Etc., retires during the evaluation period, the Company will provide Share Delivery, Etc., corresponding to the points held by such Eligible Directors, Etc. at the time of his or her retirement. The details of Share Delivery, Etc., shall be the same as in the case where Share Delivery, Etc., is conducted after the end of the evaluation period.

In the event of the death of individual Eligible Directors, Etc., during the trust period, the Trust will convert the number of Company shares corresponding to the number of points held by said Eligible Directors, Etc., at the time of his or her death into cash, providing cash equivalent to the value of the conversion to the surviving family members of the Eligible Directors, Etc., who meet the prescribed requirements.

(5) Exercise of voting rights related to Company shares in the Trust

To ensure the neutrality of the Trust in Company management, voting rights of Company shares held by the Trust shall not be exercised during the trust period.

(6) Other Plan details

Other details concerning this Plan shall be determined by the board of directors at the Trust is established, the trust agreement is amended, or additional contributions are made to the Trust.

(Initial Remuneration, Etc., of Members of the Audit & Supervisory Board)

Article 3 The total amount of remuneration, etc., to be paid the members of the Audit & Supervisory Board of the Company from the date of incorporation of the Company to the close of the ordinary general meeting of shareholders related to the fiscal year ending on December 31, 2023 shall not exceed 120 million yen per year. The Company may bear the cost of company housing and other expenses necessary for business within the scope of this total amount.

(Effective Date of Provision Through Electronic Means)

Article 4 Article 14 (Provision Through Electronic Means) shall come into effect as of the effective date (hereinafter “effective date”) of the provisions stipulated in Article 1 of Supplementary Provisions to the Act Partially Amending the Companies Act (Act No. 2019-70).

2.

The provisions of Article 14-2 (Internet Disclosure as Deemed Provision of Reference Documents for General Meetings of Shareholders) shall cease to be effective on the effective date. Provided, however, that the provisions shall remain in effect with respect to the convocation of a general meeting of shareholders to be held within six months from the effective date.

(Acquisition	of Treasury Shares)

Article 5 Pursuant to the provisions of Article 165-2 of the Companies Act, the Company may acquire treasury shares via market transactions, etc., pursuant to a resolution of the board of directors.

(Interim Dividends)

Article 6 The Company may, by resolution of the board of directors, pay an interim dividend of surplus in cash as provided in Article 454-5 of the Companies Act to shareholders or registered pledgees whose names appear or are recorded in the latest shareholder registry as of June 30 of each year.

(Deletion of Supplementary Provisions)

Article 7 Article 1 and Article 5 and Article 6 of these Supplementary Provisions shall be deleted at the conclusion of the first ordinary general meeting of shareholders after the formation of the Company.

2.

Article 2-1 and Article 3 of these Supplementary Provisions shall be deleted at the conclusion of the ordinary general meeting of shareholders of the Company for the fiscal year ending December 31, 2023.

3.

Article 2-2 of these Supplementary Provisions shall be deleted as of the termination of this Plan (or, if a resolution for amendment or continuation of this Plan is submitted to and approved at a general meeting of shareholders of the Company, upon said resolution).

4.

Article 14-2 (Internet Disclosure as Deemed Provision of Reference Documents for General Meetings of Shareholders) and Article 4 of these Supplementary Provisions shall be deleted after nine months have elapsed from the effective date.